Exhibit 99.1

ARTICLE III, Section 1(a), of the Bylaws of the Company is amended to read in full as follows:

                  "Except as otherwise provided in the Certificate of Incorporation of the Corporation, until such time as the Board of Directors determines otherwise by vote of a majority of the entire Board, the number of directors shall be five (5). The Board of Directors or shareholders shall have the power, in the interim between annual and special meetings of the shareholders, to increase or decrease the number of Directors of the Corporation, but no decrease may shorten the term of an incumbent director. A Director need not be a shareholder of the Corporation unless the Certificate of Incorporation of the Corporation or these Bylaws require. When used in these Bylaws, the term "entire Board" means the total number of directors which the Corporation would have if there were no vacancies."